EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Bionexus Gene Lab Corp.

Unit 02, Level 10, Tower B, Vertical Business Suite,

No.8 Jalan Kerinchi, Bangsar South,

Kuala Lumpur 59200,

Malaysia.

We consent to the inclusion in the Registration Statement on Form S-1 of Bionexus Gene Lab Corp., of our report date March 31, 2023, relating to our audit of the balance sheets of Bionexus Gene Lab Corp. as of December 31, 2022 and 2021 and the related statement of operation and comprehensive income, stockholders’ equity, and cash flows for period ended of December 31, 2022 and 2021, and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia
July 03, 2023